FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement (this “Amendment”) is made and entered into effective the 21st day of April, 2011, by and between ProPhase Labs, Inc., a Nevada corporation (the “Company”), and Ted Karkus (“Executive”).

WITNESSETH

WHEREAS, the Company and Executive previously entered into that certain Employment Agreement dated the 19th day of August, 2009 (the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Employment Agreement as follows:

1.           Amendment to Section 4.  Section 4 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“4.  Compensation and Benefits.  During the term of this Agreement:

(a) Beginning on the Effective Date and thru April 30, 2011, the Company shall pay to Executive a base salary at the annual rate of not less than Seven Hundred Fifty Thousand Dollars ($750,000), paid in approximately equal installments at intervals based on any reasonable Company policy.

(b) i.           Effective May 1, 2011 and thru July 15, 2012, the Company shall pay to Executive a base salary at the annual rate of Six Hundred Thousand Dollars ($600,000), paid in approximately equal monthly installments of $50,000 or at other intervals and appropriate amounts based on any reasonable Company policy.

ii.           In addition to the base salary provided in Section 4(b) above, Executive shall on the date of this Amendment be issued an equity grant of restricted common stock valued at $181,250 (the “Stock Grant”).  Such Stock Grant will be made under the Company’s Amended and Restated 2010 Equity Compensation Plan (the “Plan”), be evidenced by a separate award agreement with vesting conditions pursuant to the Plan, and the amount of the shares to be issued to Executive will be calculated based on the average closing price of the Company’s common stock for the last five (5) trading days prior to and including the issuance date.

(c) During the term hereof, Executive shall be eligible to participate in all health, retirement, Company-paid insurance, sick leave, vacation, disability, expense reimbursement and other benefit programs which the Company or its subsidiaries makes available to any of its senior executives.

(d) Executive may be awarded an annual bonus (in cash or stock of the Company) in the sole discretion of the Compensation Committee of the Board of Directors.  Executive also shall be eligible to participate in any Company incentive stock, option or bonus plan offered by the Company to its senior executives, subject to the terms thereof and at the sole discretion of the Compensation Committee of the Board of Directors.”

2.           Amendment to Section 13.  Section 13 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“13.  Governing Law.  This Agreement, and any statements, conduct, claims, causes of action, liabilities or other matters relating to or arising out of or in connection with this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Pennsylvania, without regard to choice of law or conflict of law principles.”

3.           Effect of Amendment.  Whenever the Employment Agreement is referred to in the Employment Agreement or in any other agreements, documents and instruments, such reference shall be deemed to be to the Employment Agreement as amended by this Amendment.

4.           Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

5.           Headings.  The headings herein are inserted for the convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Amendment.

6.           Agreement.  The Employment Agreement, as amended hereby, remains in full force and effect.

IN WITNESS WHEREOF, the Company and Executive have entered into this Amendment as of the date first set forth above.

COMPANY	EXECUTIVE

By: /s/ Robert V. Cuddihy, Jr. Name: Robert V. Cuddihy, Jr. Title: Chief Operating Officer	/s/ Ted Karkus Ted Karkus